Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Independence Realty Trust, Inc.:

We consent to the use of our reports dated March 16, 2015 with respect to the consolidated balance sheets of Independence Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Independence Realty Trust, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to a lack of sufficient qualified resources to ensure the appropriate design and operating effectiveness of the Company’s reconciliation controls, management review controls, and controls over accounting estimates was identified and included in Item 9(A) of the December 31, 2014 Form 10-K of Independence Realty Trust, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 28, 2015